                                                                  EXHIBIT 10.40


                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger (the "Agreement"), dated as of August 20, 2002, is by and among Cutting Edge Software, Inc., a Texas corporation (the "Company"), Jeff Musa, the sole shareholder of the Company ("Shareholder"), Mobility Electronics, Inc., a Delaware corporation ("Parent"), and CES Acquisition, Inc., a Texas corporation and wholly-owned subsidiary of Parent ("Merger Sub").

                                   WITNESSETH:


         WHEREAS, Parent, as the sole shareholder of Merger Sub, and the respective Boards of Directors of Merger Sub and the Company have each approved the merger of Merger Sub with and into the Company (the "Reverse Merger"), and the subsequent merger (the "Second-Step Merger") of the Company with and into CES II Acquisition, Inc., a Texas corporation ("Merger Sub II") (the Reverse Merger and Second-Step Merger are sometimes collectively referred to herein as the "Merger"), in each case, in accordance with the Texas Business Corporation Act (the "TBCA") and the provisions of this Agreement;

         WHEREAS, it is intended that the Reverse Merger shall constitute the first step of a two-step acquisitive transaction of the assets of the Company by Merger Sub II with the second step being the Second-Step Merger, the consummation of which shall be pursuant to a binding agreement and which shall be as promptly as practicable following the consummation of the Reverse Merger; and

         WHEREAS, it is intended for federal income tax purposes that the Merger qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368
(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, promises, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1 DEFINITIONS. Certain terms used in this Agreement are defined in Exhibit A attached hereto.

                                   ARTICLE II
               THE MERGER, EFFECTIVE TIME AND MERGER CONSIDERATION

         Section 2.1 THE MERGER.

         (a) At the Effective Time, in accordance with this Agreement and the TBCA , Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall



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cease, and the Company shall continue as the surviving corporation. Subject to
Section 2.1(b), the Company, as the surviving corporation after the Reverse Merger, is hereinafter sometimes referred to as the "Surviving Corporation".

         (b) On the day after the consummation of the Reverse Merger, Parent will cause the Company, as the surviving corporation in the Reverse Merger, to be merged with and into Merger Sub II pursuant to the Agreement and Plan of Merger, by and between the Company and Merger Sub II, in the form of Exhibit B attached hereto (the "Second Step Merger Agreement"), which will be entered into concurrently with this Agreement. There will be no conditions to the closing of the Second-Step Merger other than the closing of the Reverse Merger. Following completion of the Second-Step Merger (the "Second Effective Time"), the separate existence of the Company will cease and Merger Sub II will continue as the Surviving Corporation. In connection with the Merger, the Surviving Corporation shall change its name to "Cutting Edge Software, Inc.".

         Section 2.2 EFFECT OF THE MERGER. At the Effective Time, the Company, as the Surviving Corporation, shall thereafter possess all of the public and private rights, privileges, powers, assets, liabilities and obligations of Merger Sub and the Company. At the Second Effective Time, Merger Sub II, as the Surviving Corporation, shall thereafter possess all of the public and private rights, privileges, powers, assets, liabilities and obligations of Merger Sub II and the Company.

         Section 2.3 CONSUMMATION OF THE MERGER. As soon as practicable after the execution of this Agreement, the parties shall cause the Reverse Merger to be consummated by filing with the Secretary of State of Texas articles of merger in such form as required by, and executed in accordance with, the relevant provisions of the TBCA, the form of which shall be approved by each of the parties hereto (the date and time of such filing, or such later date as agreed by the parties and set forth therein, being the "Effective Date"). On the day after the consummation of the Reverse Merger, Parent shall cause the Second-Step Merger to be consummated by filing with the Secretary of State of Texas articles of merger in such form as required by, and executed in accordance with, the relevant provisions of the TBCA, the form of which shall be approved by each of the parties hereto.

         Section 2.4 ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS. The Articles of Incorporation and Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation. Following completion of the Second-Step Merger, the Articles of Incorporation and Bylaws of Merger Sub II, as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Company following the Reverse Merger and shall also be the initial directors of Merger Sub II following the Second-Step Merger and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws and the TBCA. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Company and the officers of Merger Sub II following the Second-Step Merger, and shall serve until their successors have been duly elected or



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appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws and the TBCA.

         Section 2.5 AGGREGATE MERGER CONSIDERATION. The aggregate consideration to be received by Shareholder, as the sole shareholder of the Company's common stock, par value $0.01 per share ("Company Stock"), in connection with the Reverse Merger shall be the following (collectively, the "Merger
Consideration"):

         (a) INITIAL CONSIDERATION. At the Closing:

                  (i) Parent will issue an instruction letter to its transfer agent to issue to Shareholder 796,394 shares (the "Shares") of common stock of Parent (the "Parent Common Stock"), which number of Shares was determined by dividing $1,500,000 by the average closing price of the Parent Common Stock on the Nasdaq/NMS for the trading days during the 60 calendar days immediately preceding the Closing Date; provided, however, that the minimum and maximum number of Shares to be issued will be 681,818 and 1,020,408, respectively; provided further, however, that within seven (7) days after the Closing, Parent will deliver to Shareholder a stock certificate representing the Shares, which stock certificate will have only the restrictive legends thereon as set forth in Exhibit C attached hereto; and

                  (ii) Parent shall deliver to Shareholder, by wire transfer of immediately available funds, the sum of $1,547,500.

         (b) EARN-OUT CONSIDERATION. Shareholder will be entitled to receive the following as earn-out consideration:

                  (i) Due to the difficulty in calculating the value of the Company as of the Closing Date that is attributable to Conference Software, for a period of five years following the Closing Date, Parent will make the following payments to Shareholder, which payments are based upon the net revenue (i.e. gross revenues minus returns) accrued by or paid to Parent and/or any of its subsidiaries, directly or indirectly, in whole or in part, from, in connection with or arising out of the Conference Software and products using or based on the Conference Software, whether the use of such technology is in whole or in part (the "Conference Revenue"):

                           (1) $1.00 per unit on all hardware products sold, licensed or otherwise distributed by Parent and its subsidiaries which are bundled with Conference Software (which includes conference enabled Quickpoint); and

                           (2) 20% in year 1; 10% in years 2 and 3; and 5% in years 4 and 5, in each case following the Closing Date, of the Conference Revenue not derived from a bundled sale as described in subpart (1) above;



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                           the payment of which shall be 50% in Parent Common
                           Stock and 50% in cash, with the cash component thereof being paid on a calendar quarterly basis, and the Parent Common Stock component thereof being paid on an annual basis and with the Parent Common Stock being valued at the Current Market Price for the trading days during the 60 calendar days immediately preceding the applicable one-year anniversary period.

                           Notwithstanding anything to the contrary contained in this subsection (i): (A) in no event will any payments be made pursuant to this subsection (i) for any sales, licenses or distributions of products which do not include or utilize Conference Software (each, a "Non-Conference Product"), including, without limitation: Quickoffice, Quicksheet, Quickword, Quickpoint, Quickchart and Quickofficeserver, and any derivative products, unless such Non-Conference Products or derivative products are enhanced with Conference Software; and
                           (B) if a customer at a later time upgrades from a Non-Conference Product to a Conference Product, then the payments to be made pursuant to this subsection
                           (i) will be calculated based on the upgrade charge and/or incremental net revenue associated with such upgrade.

                  (ii) If Surviving Corporation Sales (as defined below) exceed $3,000,000 during the one-year period following the Closing Date and the Net Profit (as defined below) for such period is at least --- $500,000, then Parent will pay to Shareholder an amount equal to between $.10 and $.50 for each incremental dollar of Surviving Corporation Sales over such $3,000,000 hurdle, the payment of which shall be 50% in Parent Common Stock and 50% in cash, with the Parent Common Stock being valued at the Current Market Price for the trading days during the 60 calendar days immediately preceding the one-year anniversary of the Closing Date. The range of amount of earn-out for each incremental dollar of Surviving Corporation Sales shall be on a sliding scale based on the amount of Net Profit, based on $.10 for each incremental dollar if $500,000 of Net Profit is achieved and $.50 for each incremental dollar if $1,500,000 of Net Profit is achieved (for example if Net Profit is $1 million, Shareholder would receive $.30 for each incremental dollar of Surviving Corporation Sales over $3 million). Only for the purpose of the calculation in this subsection (ii), Surviving Corporation Sales will be deemed to include: (A) $10.00 per unit for sales or licenses of products by Parent and its subsidiaries that are bundled with the Company's software until sales and license revenues from all current and derivative products of the Surviving Corporation reach $3,000,000; and (B) $5.00 per unit thereafter.

                           "Surviving Corporation Sales" shall mean net sales, service and licensing revenues of the Surviving Corporation, which shall include sales, service and license revenues derived by Parent and its subsidiaries of products and services and derivative products and services of the Company (with the calculation for bundled products being as provided in the last sentence of




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                           the preceding paragraph) and any sales of technology
                           or other property of the Surviving Corporation. "Net Profit" shall mean Surviving Corporation Sales less Surviving Corporation expenses, which Surviving Corporation expenses shall include direct expenses incurred by Parent and its subsidiaries related to the administration, production, marketing and sales of current and derivative products of the Company (which amounts shall not include overhead allocation expenses or allocation for any personnel of Parent and its subsidiaries that are not included in the Business Plan (as defined below) or mutually agreed upon by Parent and Shareholder). Such expenses will include any amounts paid to Shareholder under the Employment Agreement (as defined in Section 6.1, subpart (d) below). In addition, such direct expenses of Parent will be capped at 20% of incremental net revenues from the products and services which are sold, licensed or provided by Parent or any of its Subsidiaries and the revenues of which are included in Surviving Corporation Sales. Likewise if Surviving Corporation personnel are used for Parent or its Subsidiaries projects, there would be a reduction in Surviving Corporation expenses.

                  (iii) Subject to subsection (d) below and Section 8.6 below, Parent agrees to pay Shareholder all earn-out consideration then due and owing (cash and Parent Common Stock), in accordance with the payment schedule described in subsections (i) and (ii) above, within thirty (30) days after the end of each applicable period over which an earn-out amount is calculated, and to deliver to Shareholder therewith a detailed explanation showing the calculations used to determine such earn-out amounts (the "Earn-Out Statement"). Parent agrees to cause all shares of Parent Common Stock to be issued to Shareholder pursuant to Sections 2.5(a) and (b) hereof to be approved for listing on such exchange or market as the Parent Common Stock is then listed for trading.

         (c) DISPUTES REGARDING EARN-OUT CONSIDERATION.

                  (i) In the event that within sixty (60) days following delivery to Shareholder of an Earn-Out Statement Shareholder disagrees with the determination thereof (the "Disputed Earn-Out Consideration"), then Parent and Shareholder shall have sixty (60) days thereafter to negotiate and mutually agree on the Disputed Earn-Out Consideration and Parent and Shareholder shall use all commercially reasonable efforts to reach such an agreement and/or designate a mutually agreeable Independent Financial Expert. Failing to do so, within ten (10) days following the expiration of such second sixty (60) day period Parent, on the one hand, and Shareholder, on the other hand, shall each designate an Independent Financial Expert to determine the Disputed Earn-Out Consideration.

                  (ii) In the event that the two Independent Financial Experts cannot agree on the Disputed Earn-Out Consideration, then the two Independent Financial Experts shall mutually select a third Independent Financial Expert to



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                           determine Disputed Earn-Out Consideration, and the
                           value selected by such third party shall be binding on all parties. If either Parent or Shareholder fails to designate an Independent Financial Expert within the time period specified, then the determination of the other Independent Financial Expert shall be deemed to be that of the Independent Financial Experts. The cost of the Independent Financial Expert selected by Parent or Shareholder (as the case may be) shall be paid by such selecting party, and the cost of the third Independent Financial Expert, if any, selected by the two Independent Financial Experts shall be paid one-half by each party.

                  (iii) As used herein, "Independent Financial Expert" shall mean any national or regional accounting firm of over 50 professionals, with a good reputation, which does not (and whose directors, officers, employees, affiliates or shareholders do not) have a material direct or indirect financial interest in the Company or Parent or any of their respective affiliates, which has not been, and, at the time it is called upon to provide services for, is not (and none of whose directors, officers, employees, affiliates or shareholders is) a promoter, director, officer, shareholder of the Company or Parent or any of their respective affiliates and which does not provide any advice or opinions to the Company or Parent or any of their respective affiliates. As used in this Agreement, an "affiliate" of any person is a person controlling, controlled by or under common control with such person.

         (d) LIMITATION OF SHARES OF PARENT COMMON STOCK. Notwithstanding anything in this Section 2.5 to the contrary, in no event shall Parent issue more than 3,263,800 shares of Parent Common Stock in the aggregate (i.e., 19.9% of the issued and outstanding shares as of the date hereof) under the provisions of subsections (a), (b) and (c) above (the "Share Cap"); it being agreed and understood that any excess over the Share Cap to be paid as Merger Consideration shall be paid in cash.

         Section 2.6 CONVERSION OF SECURITIES IN THE REVERSE MERGER. At the Effective Time, by virtue of the Reverse Merger and without any action on the part of the Company, Merger Sub, Parent or Shareholder:

         (a) Each share of Company Stock that is held in the treasury of the Company shall be canceled and retired and no capital stock of the Surviving Corporation or Parent, cash or other consideration shall be paid or delivered in exchange therefore.

         (b) Each outstanding share of the common stock of Merger Sub shall be converted into one (1) share of common stock of the Surviving Corporation.

         (c) Each remaining outstanding share of the Company Stock shall be converted into the right to receive, in the aggregate, the Merger Consideration.



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         Section 2.7 CLOSING OF THE COMPANY TRANSFER BOOKS. At the Effective
Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Stock shall thereafter be made.

         Section 2.8 REORGANIZATION UNDER SECTION 368(a) OF THE CODE. The parties intend that the Reverse Merger shall constitute the first step of a two-step acquisitive transaction of the assets of the Company by Merger Sub II with the second step being the Second-Step Merger, that the Reverse Merger and the Second-Step Merger will be treated as a single integrated transaction that will qualify as a tax-free reorganization under Section 368(a) of the Code, and this Agreement is to be interpreted to that effect. Parent, Merger Sub, the Company and the Shareholder shall use all commercially reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, Parent, the Company, and Merger Sub II will not take any action that would cause the Merger not to qualify as a reorganization under Section 368(a) of the Code, and will characterize the Merger as such a reorganization for purposes of all tax returns and other relevant filings, and each party agrees to render to the other parties reasonable assistance to preserve that tax treatment, however, no representation is made by any party hereto as to whether the transactions contemplated hereby will so qualify. Notwithstanding any other provisions of this Agreement, the obligations set forth in this Section 2.8 shall survive the Effective Time without limitation as to time or in any other respect.

                                   ARTICLE III
                        REPRESENTATIONS AND WARRANTIES OF
                           THE COMPANY AND SHAREHOLDER

         The Company and the Shareholder, jointly and not severally, represents and warrants to Parent and Merger Sub that the following are true and correct as of the date hereof, except as set forth in the disclosure statement delivered by the Company and Shareholder to Parent and Merger Sub concurrently herewith (the "Company Disclosure Statement"). All exceptions noted in the Company Disclosure Statement shall be numbered to correspond to the applicable Sections to which such exception refers.

         Section 3.1 ORGANIZATION AND GOOD STANDING; QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and the other documents, instruments and agreements contemplated hereby (collectively, the "Other Agreements") and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary, which jurisdictions are listed in Schedule 3.1, except where the failure to be qualified or licensed would not have a material adverse effect on the business of the Company. The Company does not have any assets, employees or offices in any state other than the states listed in Schedule 3.1.

         Section 3.2 CAPITALIZATION. The authorized capital stock of the Company consists of 1,000,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding, all of which to Shareholder, and no shares of such capital stock are held in the



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treasury of the Company. All of issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable. There exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, the capital stock of the Company. Neither Shareholder nor the Company are parties to or bound by, nor do they have any knowledge of, any agreement, instrument, arrangement, contract, obligation, commitment or understanding of any character, whether written or oral, express or implied, relating to the sale, assignment, encumbrance, conveyance, transfer or delivery of any capital stock of the Company. No shares of capital stock of the Company have been issued or disposed of in violation of the preemptive rights of any of the Company's shareholders. All accrued dividends on the capital stock of the Company, whether or not declared, have been paid in full.

         Section 3.3 CORPORATE RECORDS. The copies of the Articles of Incorporation and all amendments thereto and the Bylaws of the Company that have been delivered to Parent are true, correct and complete copies thereof, as in effect on the date hereof. The minute books of the Company, copies of which have been delivered to Parent, contain accurate minutes of all meetings of, and accurate consents to all actions taken without meetings by, the Board of Directors (and any committees thereof) and the shareholders of the Company since the formation of the Company.

         Section 3.4 AUTHORIZATION AND VALIDITY. The execution, delivery and performance by the Company of this Agreement and the Other Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Company. This Agreement and each Other Agreement have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

         Section 3.5 SUBSIDIARIES. The Company does not own, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.

         Section 3.6 NO VIOLATION. Neither the execution, delivery or performance of this Agreement or the Other Agreements nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of the Company or any agreement, indenture or other instrument under which the Company is bound or to which the Company Stock or any of the assets of the Company are subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon the Company Stock or any of the assets of the Company, or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over the Company, the Company Stock or the assets of the Company. The Company has complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports.



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         Section 3.7 CONSENTS. No consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of the Company.

         Section 3.8 FINANCIAL STATEMENTS. The Company has furnished to Parent the unaudited balance sheet and related unaudited statements of income for each of the twelve-months ended December 31, 1999, 2000 and 2001, as well as unaudited balance sheet and related unaudited statement of income for the six-month period ended June 30, 2002 (collectively, the "Financial Statements"). The Financial Statements have been prepared on a consistent basis throughout the periods indicated. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein.

         Section 3.9 LIABILITIES AND OBLIGATIONS. Set forth on Schedule 3.9(a) of the Company Disclosure Statement is a list of the types of tangible assets of the Company as of the date hereof and the estimated value of such assets. Set forth on Schedule 3.9(b) of the Company Disclosure Statement is a list and dollar amount of the following types of liabilities of the Company that are fixed in amount, all events giving rise to such liability have occurred and are not contingent as of the date hereof: indebtedness for borrowed money, notes payable, accounts payable, unpaid and currently due contractual obligations, salaries, bonuses and benefits of employees of the Company through the Closing Date, employment taxes for the period from August 1, 2002 through the Closing Date, customer deposits, amounts already earned by any employee that such employee and the Company have agreed would be deferred and paid at a time which is after the Closing and capital lease obligations (the "Company Liabilities"). Except as set forth in the Financial Statements and Schedule 3.9(b) of the Company Disclosure Statement, the Company is not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any other person, corporation, association, partnership, joint venture, trust or other entity.

         Section 3.10 EMPLOYEE MATTERS.

         (a) COMPENSATION AND PLANS. Schedule 3.10(a) of the Company Disclosure Statement contains a complete and accurate list of the names, titles and cash compensation, including without limitation wages, salaries, bonuses (discretionary and formula) and other cash compensation (the "Cash Compensation") of (i) all employees of the Company and (ii) consultants who were paid in excess of $5,000 during the past twelve months. Schedule 3.10(a) of the Company Disclosure Statement contains a complete and accurate list of all compensation plans, arrangements or practices (the "Compensation Plans") sponsored by the Company or to which the Company contributes on behalf of its employees, other than Employee Benefit Plans listed in Schedule 3.11(a) of the Company Disclosure Statement. The Compensation Plans include without limitation employment agreements, noncompetition agreements, employee leasing agreements, plans, arrangements or practices that provide for severance pay, deferred compensation, incentive, bonus or performance awards, and stock ownership or stock options. Each of the Compensation Plans can be terminated or amended at will by the Company.



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         (b) EMPLOYEE POLICIES AND PROCEDURES. Schedule 3.10(b) of the Company
Disclosure Statement contains a complete and accurate list of all employee manuals, policies, procedures and work-related rules (the "Employee Policies and Procedures") that apply to employees of the Company.

         (c) LABOR COMPLIANCE. The Company (i) has been and is in compliance with all laws, rules, regulations and ordinances respecting employment and employment practices, terms and conditions of employment and wages and hours, and (ii) is not liable for any arrears of wages or penalties for failure to comply with any of the foregoing. The Company has not engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices. There are no (i) unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age or handicap discrimination charges or complaints pending or threatened against the Company before any federal, state or local court, board, department, commission or agency nor does any basis therefor exist or (ii) existing or threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting the Company nor does any basis therefor exist.

         (d) UNIONS; ALIENS. The Company has never been a party to any agreement with any union, labor organization or collective bargaining unit. No employees of the Company are represented by any union, labor organization or collective bargaining unit. To the best knowledge of the Company, the employees of the Company have no intention to and have not threatened to organize or join a union, labor organization or collective bargaining unit. All employees of the Company are citizens of, or are authorized to be employed in, the United States.

         (e) EMPLOYEE RETENTION. Neither the Company nor Shareholder have any knowledge that any employee of the Company will not become an employee of the Surviving Corporation following the consummation of the transactions contemplated hereby or is considering or intends to seek other employment following the completion of such transactions.

         Section 3.11 EMPLOYEE BENEFIT PLANS.

         (a) Schedule 3.11 of the Company Disclosure Statement contains a complete and accurate list of all employee benefit plans (the "Employee Benefit Plans") within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") sponsored by the Company or to which the Company contributes on behalf of its employees and all Employee Benefit Plans previously sponsored or contributed to on behalf of its employees within the three years preceding the date hereof. No unwritten amendment exists with respect to any Employee Benefit Plan. Each Employee Benefit Plan has been administered and maintained in compliance with all laws, rules and regulations. No Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency. No prohibited transaction (within the meaning of Section 4975 of the Code) have occurred with respect to any Employee Benefit Plan. No threatened or pending claims, suits or other proceedings exist with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

         (b) The Company has received a favorable determination letter or ruling from the Internal Revenue Service for each Employee Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code and/or tax-exempt within the meaning of Section 501(a) of the Code. No proceedings exist or have been threatened that could result in the revocation of any such favorable determination letter or ruling. No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to an Employee Benefit Plan. With respect to each Employee Benefit Plan described in Section 501(c)(9) of the Code, the assets of each such plan are at least equal in value to the present value of accrued benefits as of the date hereof. The Company does not have any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA. No facts or circumstances exist that would result in the imposition of liability against Parent by the Pension Benefit Guaranty Corporation as a result of any act or omission by the Company.

         Section 3.12 TITLE; LEASED ASSETS. The Company does not own any real property. The Company has good, valid and marketable title to all tangible personal property owned by it (collectively, the Personal Property"), which term does not include Conference Products, Non-Conference Products, Other Products, software, customer lists, data bases, technology and other similar assets. A list and brief description of all leases of real property and Personal Property to which the Company is a party, either as lessor or lessee, are set forth in
Schedule 3.12(a) of the Company Disclosure Statement. All such leases are valid and enforceable in accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

         Section 3.13 COMMITMENTS.

         (a) COMMITMENTS; DEFAULTS. The Company has not entered into, nor are the Company Stock, the assets or the business of the Company bound by, whether or not in writing, any

                  (i)      partnership or joint venture agreement;

                  (ii)     deed of trust or other security agreement;

                  (iii) guaranty or suretyship, indemnification or contribution agreement or performance bond;

                  (iv) employment, consulting or compensation agreement or arrangement, including the election or retention in office of any director or officer;

                  (v)      labor or collective bargaining agreement;

                  (vi) debt instrument, loan agreement or other obligation relating to indebtedness for borrowed money or money lent or to be lent to another;

                  (vii) deed or other document evidencing an interest in or contract to purchase or sell real property;

                  (viii) agreement with dealers or sales or commission agents, public relations or advertising agencies, accountants or attorneys;

                  (ix) lease of real or personal property, whether as lessor, lessee, sublessor or sublessee;

                  (x) agreement between the Company and any affiliate of the Company;

                  (xi) agreement relating to any material matter or transaction in which an interest is held by a person or entity that is an affiliate of the Company;

                  (xii) any agreement for the acquisition of services, supplies, equipment or other personal property and involving more than $10,000 in the aggregate;

                  (xiii)   powers of attorney;

                  (xiv)    contracts containing noncompetition covenants;

                  (xv) any other contract or arrangement that involves either an unperformed commitment in excess of $10,000 or that terminates more than 30 days after the date hereof;

                  (xvi) agreement relating to any material matter or transaction in which an interest is held by any person or entity referred to in Section 3.36;

                  (xvii) agreement providing for the purchase from a supplier of all or substantially all of the requirements of the Company of a particular product or service; or

                  (xviii) any other agreement or commitment not made in the ordinary course of business or that is material to the business or financial condition of the Company.

All of the foregoing are hereinafter collectively referred to as the "Commitments." True, correct and complete copies of the written Commitments have heretofore been delivered or made available to Parent, and true, correct and complete written descriptions of the oral Commitments, are set forth on Schedule
3.13. There are no existing defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults by the Company, and no penalties have been incurred nor are amendments pending, with respect to the Commitments, except as described in Schedule 3.13. The Commitments are in full force and effect and are valid and enforceable obligations of the parties thereto in accordance with their respective terms, and no defenses, off-sets or counterclaims have been asserted or, to the best knowledge of the Company and Shareholder, may be made by any party thereto, nor has the Company waived any rights thereunder. The Company has not received notice of any default with respect to any Commitment.

         (b) NO CANCELLATION OR TERMINATION OF COMMITMENT. Except as contemplated hereby, neither the Company nor any Shareholder has received notice of any plan or intention of any other party to any Commitment to exercise any right to cancel or terminate any Commitment or agreement, and neither the Company nor any Shareholder knows of any fact that would justify the exercise of such a right. Neither the Company nor any Shareholder currently contemplates, or has reason to believe any other person or entity currently contemplates, any amendment or change to any Commitment.

         Section 3.14 INSURANCE. A list and brief description of all insurance policies of the Company are set forth in Schedule 3.14.

         Section 3.15 PATENTS, TRADE-MARKS, SERVICE MARKS AND COPYRIGHTS. The Company owns all right, title and interest to the Conference Products, Non-Conference Products and Other Products (including, in each case, all technology and software included therein) without any known conflict with, or known infringement of, the rights of others, and all of such products were developed by the Company. All other assets utilized by the Company in its operation and business (including, without limitation, technology, software, customer lists, data bases and documentation) are owned by, leased to or licensed to the Company without any known conflict with, or known infringement of, the rights of others. Set forth on Schedule 3.15(a) of the Company Disclosure Statement is a list of all patents, patents pending, trademarks, service marks and trade names owned or used by the Company, and also a list of all related registrations and applications. The Company has no knowledge that any of such patents, patents pending, trademarks, service marks or trade names conflict with, or infringe upon, the rights of others. The Company owns or possesses sufficient title and ownership of or licenses to all copyrights, trade secrets, licenses, information and proprietary rights and processes (including, without limitation, products, tooling, technology, software, firmware and the like) necessary for its business as conducted and proposed to be conducted without any known conflict with, or known infringement of, the rights of others. Except for the licenses and agreements set forth in Schedule 3.15(b) of the Company Disclosure Statement, there are no known outstanding options, licenses or agreements of any kind relating to the Conference Products, Non-Conference Products, Other Products (and all technology and software included therein) and the other items described in the preceding sentence, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of "off the shelf' or standard commercial products. The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights or processes of any other person or entity. The Company, to the best of its knowledge, is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interest of the Company or that would conflict with the Company's business. To the Company's knowledge, neither the execution or delivery of this Agreement, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as proposed, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated. The Company does not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by the Company. To the knowledge of the Company and Shareholder, the Company is not using or in any way making use of any confidential information or trade secrets of any third party, including without limitation, any past or present employees of the Company.

         Section 3.16 TAXES. The Company has filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due. The Company has not made any elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material effect on the Company, its financial condition, its business as presently conducted or proposed to be conducted or any of its properties or material assets. The Company had never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the Company's federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities. Since the date of the Financial Statements, the Company has not incurred any taxes, assessments or governmental charges other than in the ordinary course of business and the Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. The Company has withheld or collected from each payment made to each of its employees, independent contractors or other persons, the amount of all taxes (including, but not limited to, federal income taxes, federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

         Section 3.17 COMPLIANCE WITH LAWS. The Company has complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports. There are no existing violations by the Company or Shareholder of any federal, state or local law or regulation that could affect the property or business of the Company. The Company possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business as now conducted.

         Section 3.18 FINDER'S FEE. The Company has not incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

         Section 3.19 LITIGATION. There is no action, suit, proceeding or investigation pending or, to the best knowledge of the Company, currently threatened against the Company or any of its subsidiaries that questions the validity of this Agreement, and Other Agreement or the right of the Company to enter into them, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any material adverse changes in the assets, condition or affairs of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions pending or to the best knowledge of the Company threatened in writing involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers. Neither the Company nor any of its subsidiaries is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company or any of its subsidiaries currently pending or which the Company or any of its subsidiaries intends to initiate.

         Section 3.20 ACCURACY OF INFORMATION FURNISHED. All information furnished to Parent by the Company or Shareholder hereby or in connection with the transactions contemplated hereby is true, correct and complete in all respects. Such information states all facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements are made, true, correct and complete.

         Section 3.21 CONDITION OF FIXED ASSETS. All of the plants, structures and equipment (the "Fixed Assets") owned by the Company are in good condition and repair (subject to normal wear and tear) for their intended use in the ordinary course of business and conform in all material respects with all applicable ordinances, regulations and other laws and there are no known latent defects therein.

         Section 3.22 INVENTORY. All of the inventory owned by the Company is in good, current, standard and merchantable condition and is not obsolete or defective. Purchase commitments for merchandise are not in excess of normal requirements and, taken as a whole, are not at prices in excess of market prices. At the date of this Agreement, the Company has the types and quantities of inventories appropriate, taken as a whole, to conduct its business consistently with past practices.

         Section 3.23 BOOKS OF ACCOUNT. The books of account of the Company have been kept accurately in the ordinary course of business and the transactions entered therein represent bona fide transactions.

         Section 3.24 CUSTOMERS. During the period from January 1, 2001 to the date hereof, none of the customers of the Company listed on Schedule 3.24 of the Company Disclosure Statement has terminated, materially reduced or threatened to terminate or materially reduce its purchases from the Company.

         Section 3.25 PRODUCT WARRANTIES. There is no claim against or liability of the Company on account of product warranties or with respect to the manufacture, sale or rental of defective products.

         Section 3.26 OWNERSHIP INTERESTS OF INTERESTED PERSONS. The Company is not indebted, directly or indirectly, to any of its officers or directors or to their respective spouses or children, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business. None of the Company's officers or directors, or any members of their immediate families, are, directly or indirectly, indebted to the Company (other than in connection with purchases of the Company's stock) or to the best knowledge of the Company have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that officers, directors and/or shareholders of the Company may own stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded company that may compete with the

Company. None of the Company's officers or directors or any members of their immediate families are, directly or indirectly, interested in any material contract with the Company. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

         Section 3.27 ENVIRONMENTAL MATTERS. The Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety (collectively, "Environmental Laws"), and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

         Section 3.28 CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENTS. All officers and employees of the Company have executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to Parent by the Company. The Company is not aware that any of its employees or consultants is in violation thereof.

         Section 3.29 CERTAIN PAYMENTS. To the best knowledge of the Company, neither the Company nor Shareholder nor any director, officer or employee of the Company has paid or caused to be paid, directly or indirectly, in connection with the business of the Company: (a) to any government or agency thereof or any agent of any supplier or customer any bribe, kick-back or other similar payment; or (b) any contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable law).

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

         Shareholder represents and warrants to Parent and Merger Sub that the following are true and correct as of the date hereof, except as set forth in the Company Disclosure Statement.

         Section 4.1 AUTHORITY AND OWNERSHIP.

         (a) Shareholder has the capacity to execute and deliver this Agreement and the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. All necessary action required to have been taken by or on behalf of such Shareholder by applicable law or otherwise to authorize (i) the approval, execution and delivery on its behalf of this Agreement and the other agreements contemplated hereby and (ii) its performance of its obligations under this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been taken. This Agreement and the other agreements contemplated hereby constitute Shareholder's valid and binding agreement, enforceable against Shareholder in accordance with its terms, except (A) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfer, and (B) for the limitations imposed by general principles of equity.

         (b) Shareholder owns, beneficially and of record, good and marketable title to all of the issued and outstanding shares of Company Stock, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options, voting agreements, shareholders' agreements or restrictions.

         Section 4.2 NO BREACH. The execution and delivery of this Agreement and the other agreements contemplated hereby do not, and the consummation of the transactions contemplated hereby or thereby will not, (i) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any lien, third party right of termination, cancellation, material modification or acceleration under any agreement, understanding or undertaking to which Shareholder is a party or by which it is bound, or (ii) constitute a violation of any law, rule or regulation to which Shareholder is subject.

         Section 4.3 CONSENTS AND APPROVALS. Neither the execution and delivery by such Shareholder of this Agreement or the other agreements contemplated hereby nor the consummation by Shareholder of the transactions contemplated hereby or thereby will require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or give any notification to, any governmental or regulatory authority, any lender or lessor or any other person or entity.

         Section 4.4 BROKERS AND FINDERS. Shareholder has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein.

         Section 4.5 INVESTMENT REPRESENTATION. In connection with the receipt of the Parent Common Stock, Shareholder has been advised that the issuance of the Parent Common Stock has not been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), and the Parent Common Stock is being issued to Shareholder in reliance upon an exemption from such registration. In that regard, Shareholder is sophisticated in financial matters and is able to evaluate the risks and benefits relating to the acquisition of the Parent Common Stock. The Parent Common Stock is to be acquired for Shareholder's own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the Parent Common Stock will not be disposed of by Shareholder in contravention of the Securities Act or any applicable state securities laws. Shareholder understands that, except as provided in Section 7.3 below, Parent is under no obligation to register the sale, transfer or other disposition of the Parent Common Stock by Shareholder or on Shareholder's behalf under the Securities Act or any state securities law, and Shareholder is able to bear the economic risk of his investment in the Parent Common Stock for an indefinite period of time because the Parent Common Stock has not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

         Section 4.6 INVESTMENTS IN COMPETITORS. Shareholder does not own directly or indirectly any interests or has any investment in any corporation, business or other person that is a competitor of the Company.

                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent represents and warrants to Shareholder that the following are true and correct as of the date hereof, except as set forth in the disclosure statement delivered by Parent to the Company and Shareholder concurrently herewith (the "Parent Disclosure Statement"). All exceptions noted in the Parent Disclosure Statement shall be numbered to correspond to the applicable section to which such exception refers.

         Section 5.1 ORGANIZATION AND GOOD STANDING. Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Merger Sub was recently formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no other business activities. Parent owns all of the capital stock of Merger Sub.

         Section 5.2 AUTHORIZATION AND VALIDITY. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Parent and Merger Sub. This Agreement and each other agreement contemplated hereby have been as of the date of this Agreement, duly executed and delivered by Parent and Merger Sub and constitute legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

         Section 5.3 NO VIOLATION. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Parent or any agreement, indenture or other instrument under which Parent is bound or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Parent or the properties or assets of Parent.

         Section 5.4 FINDER'S FEE. Except for fees payable to Markowitz & McNaughton, Inc., Parent has not incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

         Section 5.5 SEC FILINGS; PARENT FINANCIAL STATEMENTS.

         (a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since the effective date of the registration statement of Parent's initial public offering, and has made available to Company such forms, reports, and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "Parent SEC Reports". As of their respective dates, the Parent SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Parent SEC Report. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

         (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "Parent Financials"), including any Parent SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments.

         Section 5.6 SECURITIES EXEMPTION. Based on the representations of Shareholder in Article IV above, the issuance of the securities pursuant to this Agreement are exempt from registration under the Securities Act.

         Section 5.7 CAPITALIZATION. As of August 9, 2002, the authorized capital stock of Parent consists of 90,000,000 shares of common stock, par value $0.01 per share, and 15,000,000 shares of preferred stock, par value $0.01 per share, of which 16,401,088 shares of common stock are issued and outstanding and 565,179 shares of preferred stock are issued and outstanding. As of August 9, 2002, the preferred stock is convertible into 426,597 shares of Parent Common Stock. All of the issued and outstanding shares of capital stock of the Parent are duly authorized, validly issued, fully paid and non-assessable. Except as set forth on Schedule 5.7(a) of the Parent Disclosure Statement, there exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, the capital stock of the Parent. Except as set forth in Schedule 5.7(b) of the Parent Disclosure Statement and in the Parent SEC Reports, Parent is not a party to or bound by any agreement, instrument, arrangement, contract, obligation, commitment or understanding of any character whether written or oral, expressed or implied, relating to the sale or issuance in the future of any shares of capital stock of the Company. The issuance of the shares of Parent Common Stock to be issued at the Closing has been duly authorized, and when issued at the Closing, will be validly issued, fully paid and non-assessable. The issuance of the shares of Parent Common Stock pursuant to Section 2.5(b) hereof, has been duly authorized, and when issued pursuant to Section 2.5(b) hereof, will be validly issued, fully paid and non-assessable.

                                   ARTICLE VI
                               CLOSING DELIVERIES

         Section 6.1 DELIVERIES OF THE COMPANY AND SHAREHOLDER. Simultaneously with the execution of this Agreement, the Company and Shareholder shall deliver to Parent the following, all of which shall be in form and content satisfactory to Parent and its counsel:

         (a) a copy of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, each certified by the Secretary of that corporation as being true and correct copies of the originals thereof subject to no modifications or amendments;

         (b) certificate, dated within five days prior to the date of this Agreement, of the Secretary of State of Texas and/or Comptroller of Public Accounts establishing that the Company is in existence, has paid all franchise taxes and otherwise is in good standing to transact business in its state of incorporation;

         (c) executed employment agreement between Surviving Corporation and Shareholder, in substantially the form attached as Exhibit D (the "Employment Agreement");

         (d) executed non-competition agreement between Parent and Shareholder, in substantially the form attached hereto as Exhibit E (the "Noncompetition Agreement");

         (e) executed Lock-Up Agreement between Parent and Shareholder, in substantially the form attached hereto as Exhibit F (the "Lock-Up Agreement");

         (f) soft copies of the Company's customer list and related data base;

         (g) soft copies of all of the Company's source codes and related documentation; and

         (h) a legal opinion of Gardere Wynne Sewell LLP.

         Section 6.2 DELIVERIES OF PARENT. Simultaneously with the execution of this Agreement, Parent shall deliver the following to the Company or the appropriate party, all of which shall be in form and substance satisfactory to Shareholder, the Company and their counsel.

         (a) a copy of resolutions of the Board of Directors of Parent authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, certified by the Secretary of Parent as being a true and correct copy of the original thereof subject to no modifications or amendments; and

         (b) executed Employment Agreement;

         (c) executed Noncompetition Agreement;

         (d) executed Lock-Up Agreement;

         (e) executed representation letters of Parent, Merger Sub and Merger Sub II described in Section 7.8 below;

         (f) a legal opinion of Jackson Walker L.L.P.;

         (g) a copy of the instruction letter described in Section 2.5(a)(i) above and the cash described in Section 2.5(a)(ii) above; and

         (h) evidence that the Parent Common Stock to be issued as provided in
Section 2.5(a)(i) above has been approved for listing on Nasdaq NMS.

                                  ARTICLE VII
                                OTHER AGREEMENTS

         Section 7.1 BUSINESS PLAN. The Company and Parent have mutually agreed to a business plan of the Surviving Corporation following the Effective Time, a copy of which is attached hereto as Exhibit G (the "Business Plan"); it being understood that there can be no assurances that the plan set forth in the Business Plan will be achieved. Any material expenses or deviations from the Business Plan will require the prior written approval of both Parent and Shareholder, which approval will not be unreasonably withheld or delayed.

         Section 7.2 PARENT'S COVENANTS REGARDING SURVIVING CORPORATION'S OPERATIONS. Parent hereby agrees as follows:

                  (i) For so long as Shareholder is the General Manager of the Surviving Corporation, Shareholder shall have the power and authority to manage the day-to-day operation of the Surviving Corporation within the parameters of the Business Plan (and/or future business plans developed by the Board of Directors of the Surviving Corporation), subject in any case, to the direction of the Chief Executive Officer and/or the Board of Directors of the Surviving Corporation; and

                  (ii) During the period of determination of the earn-out consideration as provided in Section 2.5(b) above, Parent will use all commercially reasonable efforts to assist the Surviving Corporation in achieving Surviving Corporation Sales and Conference Revenues.

         Section 7.3 REGISTRATION RIGHTS. Within 30 days after the Closing (the "Closing") and within 30 days after any issuance of shares as earn-out consideration pursuant to Section 2.5(b) above, Parent will file a registration statement under the Securities Act of 1933, as amended, to register the re-sale of the Shares and the earn-out shares (collectively, the "Registrable Securities"), and use its best efforts to have such registration statements declared effective as soon as possible thereafter. In addition, Parent and Shareholder agree to the provisions set forth in Exhibit H attached hereto.

         Section 7.4 EMPLOYEES. To Shareholder's knowledge, all employees of the Company will remain as employees of Surviving Corporation following the Closing, on the same terms as their current employment with the Company (except as provided in Section 7.5 below and except that such employees will participate in Parent's benefit plans and the Company's plans will be canceled); it being agreed and understood that: (i) prior to the Closing, the Company can continue to pay such employees their normal salaries and bonuses, consistent with past practices; (ii) following the Closing, such employees will remain employed at their present locations; and (iii) the Company may engage advisors and consultants as required in the normal course of business.

         Section 7.5 STOCK OPTIONS. Within thirty (30) days following the Closing, Parent will issue: (i) options to purchase in the aggregate 150,000 shares of Parent Common Stock under Parent's Amended and Restated 1996 Long Term Incentive Plan, in the form of Exhibit I attached hereto (the "Standard Options"); and (ii) non-qualified options to purchase in the aggregate 150,000 shares of Parent Common Stock, in the form of Exhibit J attached hereto (the "Non-Standard Options"), in each case, to the Company employees remaining with the Surviving Corporation following the Closing (excluding Shareholder). The Standard Options and Non-Standard Options shall have an exercise price equal to the fair market value of the Parent Common Stock on the date of grant, and shall be allocated among such employees as mutually determined by Parent and Shareholder; it being agreed that no employee will receive a Standard Option or Non-Standard Option until such employee executes and delivers to Parent an Employee Employment Agreement, in substantially the form of Exhibit K attached hereto.

         Section 7.6 FURTHER INSTRUMENTS OF TRANSFER. Following the Closing, at the request of Parent, Shareholder shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out more effectively the provisions of this Agreement and to establish and protect the rights created in favor of the parties hereunder or thereunder.

         Section 7.7 ACCOUNT RECEIVABLES.

         (a) Parent hereby acknowledges and agrees that, immediately prior to the Closing, the Company distributed to Shareholder all Company account receivables then outstanding, which account receivables are identified (by name, invoice number and amount) in Schedule 7.7 of the Company Disclosure Statement (the "Pre-Closing A/R's"). The parties hereto acknowledge and agree that the Pre-Closing A/R's do not include account receivables from Macmillan pertaining to Macmillan's holdback for potential products return, which amount to $116,126 in the aggregate as of the date hereof (the "Macmillan Holdback Receivables"). The Macmillan Holdback Receivables shall remain as assets of the Company. Following the Closing, Surviving Corporation shall collect the Pre-Closing A/R's on Shareholder's behalf and, in doing so, Surviving Corporation shall, and Parent shall cause Surviving Corporation to, use the same diligence in attempting to collect the Pre-Closing A/R's as the Surviving Corporation uses in attempting to collect account receivables arising after the Closing. At such point as the Surviving Corporation receives payment for a Pre-Closing A/R, Surviving Corporation shall, and Parent shall cause Surviving Corporation to, pay such collected amounts to the Shareholder within 15 days after the month in which the amount is collected.

         (b) Parent and Surviving Corporation shall afford the Shareholder at his request the opportunity to discuss with Parent the collection procedures employed by Parent or Surviving Corporation with respect to any Pre-Closing A/R, and to reasonably participate with representatives of Parent and/or Surviving Corporation in discussions with customers with respect to the collection of such accounts. Parent and Surviving Corporation shall also permit the Shareholder to review the books and records of the Company to verify that the provisions of this Section 7.7 are being correctly implemented. In applying any payment made by an account debtor after the Closing who is at the time of such payment liable for indebtedness accrued as accounts receivable both as a Pre-Closing A/R and on the books of the Surviving Corporation or Parent after the Closing, such payment shall be applied to the oldest receivable first unless such account debtor instructs Parent or Surviving Corporation to allocate such payment differently as a result of a disputed Pre-Closing A/R. Parent and Shareholder agree that, notwithstanding anything herein to the contrary, Parent shall not be required to initiate any legal action to collect any Pre-Closing A/R.

         Section 7.8 TAX OPINION. The obligations of the Company and the Shareholder to effect the transactions contemplated in this Agreement are subject to receipt by the Shareholder of an opinion from Gardere Wynne Sewell LLP on the Closing Date regarding qualification of the Reverse Merger and the Second-Step Merger as a reorganization as described in Section 368 of the Code. In rendering such opinion, Gardere Wynne Sewell LLP shall require delivery of and rely upon customary representations set forth in the representation letter delivered by Parent, Merger Sub and Merger Sub II, substantially in the form of Exhibit L, and other representation letters to be delivered by the Company and Shareholder.

         Section 7.9 INDEMNIFICATION. Parent agrees to indemnify Shareholder, in his capacity as an officer, director or employee of the Company, Parent or any Subsidiary of Parent to the fullest extent permitted by Article 2.02-1 of the Texas Business Corporation Act, and advances expenses to Shareholder as permitted therein.

                                  ARTICLE VIII
                                    REMEDIES

         Section 8.1 INDEMNIFICATION BY SHAREHOLDER. Subject to the terms and conditions of this Article and Section 9.6, Shareholder agrees to indemnify, defend and hold Parent, Merger Sub and Merger Sub II and their respective directors, officers, agents, attorneys and affiliates (collectively, "Parent Indemnitees") harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, attorneys' fees and expenses (collectively, "Damages"), asserted against or incurred by any Parent Indemnitee by reason of or resulting from: (i) a breach of any representation, warranty or covenant of the Company or Shareholder contained herein (excluding the representations set forth in the second sentence of Section 3.9 above) or in any agreement executed in connection with the transactions contemplated hereby; (ii) any amounts not collected in cash or as an offsetting credit to the Company and/or Surviving Corporation with respect to the Macmillan Holdback Receivables; (iii) any Damages in excess of $25,000 pertaining to the matter described in Item 2 of Schedule 3.1 of the Company Disclosure Statement; and (iv) the matter described in Item 2 of Schedule 3.16 of the Company Disclosure Statement; provided, however, that no claim shall be made for Damages under this Section 8.1 until, and such claims may be made only to the extent that, the dollar amount of all such claims for Damages shall exceed in the aggregate $100,000 (the "Threshold"); and provided further, however, that Shareholder's aggregate liability for Damages may not exceed fifty percent (50%) of the Merger Consideration. In addition, Shareholder agrees to be solely responsible for, and indemnify and hold Parent Indemnitees harmless from and against: (i) any fees, commissions or expenses of any financial advisor, investment banker, business broker or similar person or entity engaged by the Company or Shareholder; and (ii) any Company Liability not set forth on Schedule 3.9(b) of the Company Disclosure Statement (collectively, "Undisclosed Company Liabilities"), but only to the extent that such Undisclosed Company Liabilities, individually or in the aggregate, exceed the amount of any cash in the Company as of the Closing Date and not transferred to Shareholder and/or accounts receivable as of the Closing Date which are not included in
Schedule 7.7 of the Company Disclosure Statement (excluding the Macmillan Holdback Receivables) and are subsequently collected; it being agreed that such indemnification is not subject to the Threshold and will be payable by Shareholder first, and not first deducted from the earn-out consideration. If Shareholder becomes liable for Damages, he shall be entitled, in his sole discretion, to satisfy any judgment or settlement of Damages, in whole or in part, by transferring Parent Common Stock to any Parent Indemnitee. For purposes of this Section 8.1, if Shareholder elects to so transfer Parent Common Stock, a share of Parent Common Stock shall be considered to have a value equal to the average closing price of the Parent Common Stock on the Nasdaq NMS for the trading days during the 60 calendar days immediately preceding the Closing Date.

         Section 8.2 INDEMNIFICATION BY PARENT. Subject to the terms and conditions of this Article and Section 9.6, Parent and Merger Sub agree to indemnify, defend and hold Shareholder harmless from and against all Damages asserted against or incurred by Shareholder by reason of or resulting from a breach of any representation, warranty or covenant of Parent or Merger Sub contained herein or in any agreement executed in connection with the transactions contemplated hereby; provided, however, that no claim shall be made for Damages based on a breach of a representation or warranty under this Section
8.2 until, and such claims may be made only to the extent that, the dollar amount of all such claims for Damages shall exceed in the aggregate $100,000; and provided further, however, that Parent's aggregate liability for Damages may not exceed $3 million. In addition, Parent agrees to be solely responsible for, and indemnify and hold Shareholder harmless from and against any fees, commissions or expenses of Markowitz & McNaughton, Inc. relating or pertaining to this Agreement and the transactions contemplated hereby.

         Section 8.3 CONDITIONS OF INDEMNIFICATION. The obligations and liabilities of Shareholder, Parent and Merger Sub (the "indemnifying party") to the other (the "party to be indemnified") under Sections 8.1 and 8.2 above with respect to claims resulting from the assertion of liability by third parties ("Third Party Claims") shall be subject to the following terms and conditions:

         (a) Within 20 days (or such earlier time as might be required to avoid prejudicing the indemnifying party's position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided that the party to be indemnified may participate in the defense with counsel of its own choice, the fees and expenses of which counsel shall be paid by the party to be indemnified unless (i) the indemnifying party has agreed to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense of such action or (iii) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the party to be indemnified and the party to be indemnified has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party (in which case, if the party to be indemnified informs the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the party to be indemnified, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the party to be indemnified, which firm shall be designated in writing by the party to be indemnified).

         (b) In the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party's expense, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

         (c) Notwithstanding the foregoing, the indemnifying party shall not settle any claim without the consent of the party to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the indemnifying party shall not settle the claim without the prior consent of the party to be indemnified. The indemnified party will not settle any claim without the consent of the indemnifying party, which consent will not be unreasonably withheld or delayed; provided, however, if such consent is not given, then the indemnifying party shall be responsible for all costs and expenses pertaining to such matter thereafter and all judgments, settlements or the like in excess of the amount of such settlement offer.

         (d) The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests of the other.

         Section 8.4 WAIVER. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement, any exhibit or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

         Section 8.5 REMEDIES EXCLUSIVE. The remedies provided in this Article shall be the exclusive rights and remedies available to one party against the other, either at law or in equity, except in the case of fraud.

         Section 8.6 PROCEDURE FOR RESOLUTION OF CLAIMS.

         (a) If, during the Indemnification Period, any Parent Indemnitee asserts a claim for indemnification pursuant to Article VIII hereof or for breach of a representation or warranty, Parent and Shareholder shall attempt, in good faith, to resolve whether such Parent Indemnitee has a rightful claim against Shareholder in excess of the Threshold and if they agree that such Parent Indemnitee does, then to agree on the amount of Damages incurred by such Parent Indemnitee in excess of the Threshold. If Parent and Shareholder so agree, then the earn-out consideration issuable to Shareholder pursuant to
Section 2.5(b) (the "Earn-Out Consideration") shall be withheld (if the Parent Indemnitee is Parent) or transferred (if the Parent Indemnitee is someone other than Parent) such that the value of the Earn-Out Consideration withheld or transferred equals the Damages incurred by such Parent Indemnitee in excess of the Threshold (with Parent and Shareholder agreeing on the amount of cash and/or Parent Common Stock to be withheld).

         (b) If, during the Indemnification Period, any Parent Indemnitee in good faith asserts a claim as described in subsection (a) above, but Parent and Shareholder do not agree on either that there is a rightful claim or the amount of Damages, and thereafter Shareholder becomes entitled to Earn-Out Consideration pursuant to Section 2.5(b), Parent shall be entitled, within 15 days after such Earn-Out Consideration is payable, to interplead such Earn-Out Consideration (up to the amount claimed in good faith as Damages in excess of the Threshold) to a court of competent jurisdiction rather than pay such amounts to Shareholder and such court would resolve the merits of the claims asserted. Parent shall be required to concurrently therewith notify Shareholder of such interpleader action. Any Parent Common Stock interpled would be valued at the same value as it was issued for under Section 2.5(b), and Parent shall be required to interplead Parent Common Stock issuable as Earn-Out Consideration (up to the amount claimed in good faith as Damages in excess of the Threshold) before interpleading any cash. Amounts of Earn-Out Consideration in excess of the amount claimed in good faith as Damages in excess of the Threshold shall be paid to Shareholder.

         (c) Each Parent Indemnitee shall be bound by any decisions made by Parent pursuant to this Section 8.6.

         Section 8.7 COSTS, EXPENSES AND LEGAL FEES. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees and expenses, and specifically, Shareholder shall be responsible for all costs and expenses of Shareholder and the Company) in negotiating and consummating the transactions contemplated herein, including, without limitation, legal and accounting fees and expenses).

         Section 8.8 AUDITS. Parent shall promptly notify Shareholder in writing in the case of a tax audit or administrative or judicial proceeding of the Company that relates to periods ending on or before the Closing Date. Shareholder shall have the right at his expense to participate in and control the conduct of such audit or proceeding. Shareholder shall keep Parent informed of the progress of any such audit or proceeding and if it appears in the reasonable discretion of Parent that such audit or proceeding may adversely affect Parent, Parent also may participate in any such audit or preceding, which shall be at Shareholder's expense as long as such proceeding is an event which Parent is entitled to be indemnified for under Section 8.1 above. Parent shall cooperate on a reasonable basis with Shareholder to enable the Shareholder to take all actions with respect to such audit or proceeding. Neither Shareholder nor Parent shall enter into any compromise or agree to settle any claim pursuant to any tax audit or proceeding which would aversely affect the other party for such year without the written consent of the other party, which consent may not be unreasonably withheld.

                                   ARTICLE IX
                                  MISCELLANEOUS

         Section 9.1 AMENDMENT. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto.

         Section 9.2 ASSIGNMENT. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by Parent or Merger Sub to an affiliate of Parent, and except that Shareholder may assign all or any portion of the earn-out consideration described in Section 2.5(b) above to a trust or family limited partnership for the benefit of Shareholder or his immediate family members (parent, grandparent, spouse, children, grandchildren and siblings); provided that such trust or family limited partnership executes and delivers to Parent an agreement, in form and substance reasonably satisfactory to Parent, stating that such trust or family limited partnership's right to receive any such earn-out consideration are the same as Shareholder's right to receive the same were prior to such assignment and accordingly, that such assignee is bound by the terms and provisions of this Agreement and, accordingly takes such assignment subject to the terms and provisions of this Agreement.

         Section 9.3 PARTIES IN INTEREST; NO THIRD PARTY BENEFICIARIES. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

         Section 9.4 ENTIRE AGREEMENT. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         Section 9.5 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         Section 9.6 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of the Company, Shareholder or Parent pursuant to this Agreement shall be deemed to have been representations and warranties by the Company and Shareholder or Parent, as the case may be, and, notwithstanding any provision in this Agreement to the contrary, shall survive the Closing for a period of eighteen months (the "Indemnification Period") except for the representations and warranties set forth in Sections 3.1, 3.2, 3.4, 3.16, 4.1, 4.5, 5.1, 5.2 and 5.7, which shall survive the Closing until the running of any applicable statutes of limitation.

         Section 9.7 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS.

         Section 9.8 CAPTIONS. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         Section 9.9 CONFIDENTIALITY; PUBLICITY AND DISCLOSURES. Neither party shall make any press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (i) by press release, filing or otherwise that is required by federal securities laws or the rules of the Nasdaq National Market, (ii) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement, (iii) by Parent in connection with obtaining financing for the transactions contemplated by this Agreement and conducting an examination of the operations and assets of the Company and (iv) Parent may issue to the public a press release substantially in the form of Exhibit M attached hereto.

         Section 9.10 NOTICE. All notices and other communications hereunder shall be in writing and shall be given by personal delivery, mailed by registered or certified mail (postage prepaid, return receipt requested), sent by facsimile transmission, sent by a nationally recognized overnight courier service or sent by electronic submission to the parties at the following addresses (or at such other address for a party as is specified by like change of address):

               If to Parent:                    Mobility Electronics, Inc.,
                                                7955 East Redfield Road
                                                Scottsdale, Arizona  85260
                                                Attn:  Chief Executive Officer
                                                Fax No.:  480-596-0349

          With a copy (which shall not     Richard F. Dahlson, Esq.
          constitute notice) to:           Jackson Walker L.L.P.
                                           2435 N. Central Expressway, Suite 600
                                           Richardson, Texas  75080
                                           Fax No.:  972-744-2990

          If to the Company                c/o Jeff Musa
          or Shareholder:                  2351 W. Northwest Highway, Suite 3265
                                           Dallas, Texas  75220
                                           Fax No.:  214-956-9678

          With a copy (which shall not     Lawrence B. Goldstein, Esq.
          constitute notice) to:           Gardere Wynne Sewell LLP
                                           1601 Elm Street, Suite 3000
                                           Dallas, Texas  75201
                                           Fax No.:  214-999-3564

Notice shall be deemed received (a) on the business day following the date on which it is deposited with a nationally recognized and reputable overnight courier service, (b) on the date on which it is delivered personally, (c) when sent by facsimile with confirmation of receipt received by sender, or (d) on the third business day following the date on which it is deposited in the U. S. mail.

         Section 9.11 SHAREHOLDER RELEASES; CONSENT. Effective as of the Effective Date, Shareholder hereby irrevocably waives, releases, and discharges the Company and each affiliate of the Company and its subsidiaries from any and all liabilities and obligations to such Shareholder of any kind or nature whatsoever, whether as a shareholder, officer, director or employee of the Company, any of its subsidiaries or otherwise, existing as of the Effective Time including without limitation liabilities or obligations relating to rights of contribution or indemnification, in each case whether absolute or contingent, liquidated or unliquidated, and whether arising at law or in equity, and Shareholder hereby agrees that it will not seek to recover any amounts in connection therewith or thereunder from the Company, or any of its subsidiaries; provided that nothing in this Section 9.11 will constitute a waiver of any claims Shareholder may have against the Parent or Merger Sub arising under this Agreement or the agreements contemplated hereby and hereby agrees that any and all agreements to which Shareholder is a party and which relate to Shareholder's ownership or voting of Company Stock or options to acquire Company Stock or the right to designate directors are terminated and of no further force or effect.

         Section 9.12 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         EXECUTED as of the date first above written.

                                 MOBILITY ELECTRONICS, INC.


                                 By: /s/Charles R. Mollo
                                    --------------------------------------------
                                    Charles R. Mollo, Chief Executive Officer



                                 CES ACQUISITION, INC.

                                 By: /s/Charles R. Mollo
                                    --------------------------------------------
                                    Charles R. Mollo, President


                                 CUTTING EDGE SOFTWARE, INC.


                                 By: /s/Jeff Musa
                                    --------------------------------------------
                                        Jeff Musa, President


                                 /s/Jeff Musa
                                 -----------------------------------------------
                                 Jeff Musa

                                    EXHIBIT A

                                   DEFINITIONS


         "CLOSING" shall mean the closing of the transactions contemplated by this Agreement, which shall occur at 10:00 a.m., local time, on the date hereof, in the offices of Jackson Walker L.L.P., 2435 N. Central Expressway, Suite 600, Richardson, Texas 75080, or at such other time and place as shall be mutually agreed in writing by the parties hereto.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "COMMITMENTS" shall have the meaning set forth in Section 3.13.

         "CONFERENCE SOFTWARE" or "CONFERENCE PRODUCTS" shall mean the Company's conference technology and products, including without limitation, the technology and products listed on Exhibit A-1 attached hereto, but excluding however, Non-Conference Products and technology.

         "CURRENT MARKET PRICE" shall mean (i) if the principal trading market for the Parent Common Stock is a United States national or regional securities exchange, the average closing price of the Parent Common Stock on such exchange for the period indicated where this definition is used; or (ii) if sales prices for shares of Parent Common Stock are reported by the Nasdaq National Market or Small Cap Market (or a similar system then in use), the average last reported sales price so reported of the Parent Common Stock for the period indicated where this definition is used; or (iii) if neither (i) nor (ii) above are applicable, and if bid and ask prices for shares of Parent Common Stock are reported in the over-the-counter market by Nasdaq (or, if not so reported, by the National Quotation Bureau), the average of the high bid and low ask prices so reported of the Parent Common Stock for the period indicated where this definition is used. Notwithstanding the foregoing, if there is no reported closing price, last reported sales price, or bid and ask prices, as the case may be, for a particular trading day during the period in question, then the current market price for such day shall be determined as of the last trading day before the day in question during the latest period indicated where this definition is used for which such closing price, last reported sales price, or bid and ask prices, as the case may be, are available, unless such securities have not been traded on an exchange or in the over-the-counter market for the period indicated where this definition is used, in which case the current market price of a share of Parent Common Stock shall be determined in good faith by agreement between Parent and Shareholder, or if they do not agree, by appraisal. If Parent declares a stock dividend, stock split, reverse stock split or the like during any period for which Current Market Price is being determined, then the Current Market Price during such period shall be appropriately adjusted to reflect such event.

         "DAMAGES" shall have the meaning set forth in Section 8.1.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "EFFECTIVE DATE" shall have the meaning set forth in Section 2.3.

         "GAAP" shall mean United States generally accepted accounting principles applied on a consistent basis for all time periods.

         "INDEMNIFICATION PERIOD" shall have the meaning set forth in Section
9.6.

         "INDEMNIFYING PARTY" shall have the meaning set forth in Section 8.3.

         "KNOWLEDGE" "HAVE NO KNOWLEDGE OF" "BEST KNOWLEDGE" and similar phrases shall mean actual knowledge, not constructive knowledge, and shall not imply any obligation on behalf of the person whose knowledge is in question to investigate facts before concluding that such person has no knowledge of a particular fact; provided, however, for purposes of Section 3.15 "knowledge" includes what is actually known by Shareholder and all developers and engineers of the Company.

         "MERGER CONSIDERATION" shall have the meaning set forth in Section 2.5.

         "ORDINARY COURSE OF BUSINESS" means the usual and customary way in which the Company or any Subsidiary, as the case may be, has conducted its business in the past.

         "OTHER PRODUCTS" shall mean all products of the Company (including all technology and software included therein and all derivative products), except for Conference Products.

         "PARENT COMMON STOCK" shall have the meaning set forth in Section
2.5(a).

         "PARTY TO BE INDEMNIFIED" shall have the meaning set forth in Section 8.3.

         "SECOND EFFECTIVE TIME" shall have the meaning set forth in Section 2.1(b).

         "SEC" shall mean the Securities and Exchange Commission.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

         "SUBSIDIARY" shall mean any corporation, partnership, joint venture or other legal entity of which the Company owns, directly or indirectly, 100% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and shall include within the meaning of the term each Subsidiary, as defined above, of any Subsidiary of the Company.

         "SURVIVING CORPORATION" shall have the meaning set forth in Section
2.1.

         "TBCA" shall mean the Texas Business Corporation Act.

         "THIRD PARTY CLAIMS" shall have the meaning set forth in Section 8.2.

                                   EXHIBIT A-1

                        INCLUDED TECHNOLOGY AND PRODUCTS



         Conference and Collaboration API Specification

         Conference and Collaboration Protocol Specification

         Conference and Collaboration Platform as defined in Provisional Patent Application

         Palm OS Conference and Collaboration Client

         Java Conference and Collaboration Client

         Conference and Collaboration Relay Server

         Mobilefile

         Quicksheet Conference

         Quickword Conference

         Quickpoint Conference

         Quickoffice Conference




                                     A-1-1